MASTER PLAN DOCUMENT
SOUTHWEST GAS CORPORATION
DIRECTORS DEFERRAL PLAN

Effective January 1, 2005
Amended and Restated November 14, 2018
TABLE OF CONTENTS

Article    Subject    Page

1    Definitions    1
2    Eligibility    4
3    Participant Elections    4
4    Interest and Crediting    5
5    Plan Benefit Payments    6
6    Pre-Retirement Survivor Benefit Payments    6
7    Post-Retirement Survivor Benefit Payments    6
8    Disability Benefit Payments    6
9    Beneficiaries    7
10    General    8
11    Termination, Amendment or Modification of the Plan    9
12    Administration of the Plan    10
13    Claims Procedure    12
14    Miscellaneous    13

MASTER PLAN DOCUMENT
SOUTHWEST GAS CORPORATION
DIRECTORS DEFERRAL PLAN

PURPOSE

The purpose of this Plan is to provide specified benefits to Directors of Southwest Gas Corporation. The Plan is designed to comply with and shall be administered in a manner consistent with the applicable requirements of Internal Revenue Code (“IRC” or “Code”) Section 409A and related Treasury regulations. This Plan document applies to any Board Fees first earned and deferred on or after January 1, 2005 (inclusive of any earnings on such amounts).

ARTICLE 1
DEFINITIONS

For purposes hereof, unless otherwise clearly apparent from the context, the words and phrases listed below shall be defined as follows:

1.1	“Account Balances” means a Participant's individual fund comprised of Deferrals and interest earnings credited thereon up to the applicable Benefit Distribution Date.

1.2
“Beneficiary” means the person, persons, entity or entities designated by the Participant to receive any benefits under the Plan upon the death of a Participant. A participant may designate primary and contingent Beneficiaries.

1.3	“Benefit Account Balances” shall have the meaning set forth in Article 5.1.

1.4
“Benefit Distribution Date” means the date benefits under the Plan are first paid to a Participant, or because of his death, to his Beneficiary, which will occur within 90 days of notification to the Company of the event that gives rise to such distribution.

1.5	“Board Fees” means the annual retainer, meeting and committee fees received by a Director for serving on the Board of Directors and its committees.

1.6	“Board of Directors” means the Board of Directors of the Company.

1.7    “Change in Control” means the first to occur of any of the following events:

(a)
Any “person” (as the term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)) who becomes a beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50 percent or more of the Company’s capital stock entitled to vote in the election of Directors; or

(b)
During any period of not more than twelve months, not including any period prior to the adoption of this Plan, individuals who, at the beginning of such period constitute the Board of Directors of the Company, and any new Director (other than a Director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a) of this Article 1.7) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least 75 percent of the Directors then still in office, who either were Directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority thereof.

Notwithstanding the foregoing, any transaction immediately after which more than 50 percent of the outstanding voting securities of the Company (or the surviving or resulting entity immediately after such transaction) is, or will be, owned, directly or indirectly, by shareholders of the Company or an affiliate of the Company who own, directly or indirectly, more than 50 percent of the outstanding voting securities of the Company, determined immediately before such transaction, will not constitute a “Change in Control”. In addition, “Change in Control” shall, in addition to the enumerated events contained above involving the Company, the capital stock of the Company, or the board of directors of the Company, include all such enumerated events with respect to Southwest Gas Holdings, Inc., a California Corporation.

1.8
“Committee” means the administrative committee appointed by the Board of Directors to manage and administer the Plan in accordance with the provisions of the Plan. After a Change in Control, the Committee shall cease to have any powers under the Plan and all powers previously vested in the Committee under the Plan will then be vested in the Third Party Fiduciary.

1.9	“Company” means Southwest Gas Corporation and any Successor Corporation.

1.10	“Deferral(s)” means the amount of Board Fees earned and deferred in accordance with the provisions of the Plan.

1.11	“Director” means an outside, non-employee member of the Board of Directors prior to a Change in Control.

1.12
“Deferral Election Form” means the form of written agreement specifying deferral elections and a payout option which is completed and executed by the Participant and submitted to the Company in a timely manner.

1.13
“Disability” means either of the following circumstances, as determined by the Committee in its sole discretion: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (b) the Participant is determined to be totally disabled by the Social Security Administration.

1.14	“Master Plan Document” means this legal instrument containing the provisions of the Plan.

1.15
“Moody's Rate” means Moody's Seasoned Corporate Bond Rate which is an economic indicator consisting of an arithmetic average of yields of representative bonds (industrial and AAA, AA and A rated public utilities) as of January 1 prior to each Plan Year as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such index is no longer published, a substantially similar index selected by the Board of Directors.

1.16	“Moody's Composite Rate” means the average of the Moody's Rate on January 1 for the five years prior to the Participant’s applicable Benefit Distribution Date.

1.17	“Participant” means any Director who executes a Plan Agreement or Deferral Election Form.

1.18	“Plan” means the Directors Deferral Plan of the Company evidenced by this Master Plan Document.

1.19	“Plan Agreement” means the form of written agreement which is entered into by and between the Company and a Participant.

1.20	“Plan Year” means the annual period beginning on March 15 of each calendar year and ending on March 14 of the next following year.

1.21	“Retire” or “Retirement” means the cessation of service on the Board of Directors of the Company after attaining five Years of Service, other than by death, Disability or Termination of Service.

1.22	“Subsidiary” means any corporation, partnership, or other organization which is at least 50 percent owned by the Company or a Subsidiary of the Company.

1.23
“Successor Corporation” means any corporation or other legal entity which is the successor to Southwest Gas Corporation, whether resulting from merger, reorganization or transfer of substantially all of the assets of Southwest Gas Corporation, regardless of whether such entity shall expressly agree to continue the Plan.

1.24
“Terminates Service” or “Termination of Service” means a Participant’s voluntary or involuntary cessation of service on the Board of Directors of the Company, for any reason except Retirement, Disability or death.

1.25
“Third Party Fiduciary” means an independent third party selected by the Committee to take over the administration of the Plan upon and after a Change in Control and to determine appeals of claims denied under the Plan before and after a Change in Control pursuant to a Third Party Fiduciary Services Agreement.

1.26	“Third Party Fiduciary Services Agreement” means the agreement with the Third Party Fiduciary to perform services with respect to the Plan.

1.27	“Trust Agreement” means an agreement establishing a “grantor trust” of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the IRC.

1.28	“Trust Fund or Funds” means the assets of every kind and description held under any Trust Agreement forming a part of the Plan.

1.29	“Trustee” means any person or entity selected by the Company to act as Trustee under any Trust Agreement at any time of reference.

1.30	“Unforeseeable Emergency” means an unforeseeable emergency as defined in the Code and related Treasury regulations.

1.31	"Years of Service" means the length of time, in discrete twelve month periods, a Participant has served on the Board of Directors.

ARTICLE 2
ELIGIBILITY

2.1
Eligibility A Director shall become eligible to participate in the Plan as of the effective date of his election as a Director, unless the Board of Directors determines at that time that such Director will not be eligible to participate in the Plan.

2.2
Commencement of Participation Once eligible to participate in the Plan, a Director must complete, execute and return to the Company a Plan Agreement in order to commence participation in the Plan. Continued participation in the Plan is subject to compliance with any further conditions as may be established by the Committee. Notwithstanding the foregoing and upon the occurrence of a Change in Control, no additional conditions regarding continued participation in the plan may be established by the Committee or any Successor Corporation.

ARTICLE 3
PARTICIPANT ELECTIONS

3.1
Deferrals A Participant may defer up to 100 percent of his Board Fees received during a Plan Year; provided that such Deferral exceeds $2,000 per Plan Year. A Participant's Deferral election will be exercised at the time Board Fees are paid.

3.2
Benefit Payout Periods; Irrevocable Elections A Participant shall elect the period over which the amounts deferred under such election will be distributed to him commencing at the applicable Benefit Distribution Date. A Participant’s Account Balances shall be distributed in the form of substantially-equal installment payments over a period of 60, 120, 180 or 240 months, as elected by the Participant in accordance with this Article 3.2. Only one payout option is permitted for each Plan Year. However, a Participant is free to choose any available payout option for each subsequent Plan Year. If a Participant fails to make a valid election as to the period over which his Deferrals for a particular Plan Year will be distributed, the default distribution period for such Deferrals shall be 240 months. Payout elections are irrevocable once made.

3.3
Deadline for Deferral Elections By December 31st of each calendar year, a Participant must submit to the Company his completed and executed Deferral Election Form for the upcoming Plan Year. If a Participant fails to timely submit his Deferral Election Form, he will not be permitted to defer any of his Board Fees during the upcoming Plan Year.

3.4
Deferral Elections by New Participants When a Director first becomes eligible to participate in the Plan, initial Deferral elections will be permitted with respect to services performed after the elections, as long as such elections are made within 30 days after the date on which the Director became eligible to participate in the Plan. Such Participant must submit his Plan Agreement to the Company, in writing, at the time he elects to become a Participant in the Plan. Thereafter, in the event a Director becomes a Participant in the Plan, such Participant may defer Board Fees only in accordance with Article 3.2.

3.5
Ineffective Elections If there shall be a final determination by the Internal Revenue Service or a court of competent jurisdiction that the election by a Participant to defer the payment of any amount in accordance with the terms of this Plan was not effective to defer the taxation of such amount, then the Participant shall be entitled to receive a distribution of the amount determined to be taxable and the Participant’s Account Balances shall be reduced accordingly.

ARTICLE 4
INTEREST AND CREDITING

4.1
Interest Rate A Participant's Account Balances at the start of a Plan Year and any Deferrals made during a Plan Year will earn interest annually at 150 percent of the Moody's Rate. Interest will be credited to a Participant's accounts for Deferrals made during the Plan Year, as if all Deferrals were made on the first day of the Plan Year.

4.2	Interest Prior to Benefit Distribution Date A Participant's Account Balance will earn interest under the provisions of Article 4.1 until the applicable Benefit Distribution Date.

4.3
Interest Rate for Benefit Payment Calculation The interest rate used to calculate the amount that will be credited to Participant's Account Balances, to determine his Benefit Account Balances under the provisions of Article 5.1, will be 150 percent of the Moody's Composite Rate.

ARTICLE 5
PLAN BENEFIT PAYMENTS

5.1
Benefit Account Balances A Participant’s Account Balances, at the applicable Benefit Distribution Date, will be credited with an amount equal to the interest such balances would have earned assuming distribution in equal monthly installments over the specific benefit payment periods, at a specified interest rate, thereby creating Benefit Account Balances. The Benefit Account Balances will then be paid to the Participant in equal monthly installments over the benefit payment periods previously elected by the Participant or specified by the Plan.

ARTICLE 6
PRE-RETIREMENT SURVIVOR BENEFIT PAYMENTS

6.1
Pre-Retirement Death of Participant Notwithstanding any elections made pursuant to Article 3.2, if a Participant dies while he is a member of the Board of Directors, his Account Balances will be paid to his Beneficiary in equal monthly installments over the 180 month survivor benefit payment period commencing as of the applicable Benefit Distribution Date.

6.2	Interest on Benefit Payments The interest rate used to determine the amount that will be credited to Participant's Account Balances, to determine his Benefit Account Balances under the provisions of Article 5.1 following the Participant’s death, will be 150 percent of the Moody's Composite Rate.

ARTICLE 7
POST-RETIREMENT SURVIVOR BENEFIT PAYMENTS

7.1
Post-Retirement Death of Participant If a Participant dies after the commencement of benefit payments under this Plan but prior to such benefits having been paid in full, the Participant's benefit payments will continue to be paid to the Participant's Beneficiary through the end of the benefit payment periods previously elected by the Participant.

ARTICLE 8
DISABILITY BENEFIT PAYMENTS

8.1
Payment Following Disability Notwithstanding any elections made pursuant to Article 3.2, if a Participant becomes Disabled within the first five Years of Service with the Company, he will receive his Benefit Account Balances in a lump sum payment on the applicable Benefit Distribution Date. If a Participant becomes Disabled after having completed five or more Years of Service with the Company, the Benefit Account Balances will be paid consistent with the benefit payout periods previously elected.

8.2
Interest on Benefit Payments If a Participant qualifies to receive benefits due to a Disability, the interest rate used to calculate the amount that will be credited to Participant's Account Balances, to determine his Benefit Account Balances under the provisions of Article 5.1, will be 150 percent of the Moody's Composite Rate.

ARTICLE 9
BENEFICIARIES

9.1
Designation of Beneficiaries A Participant shall have the right to designate any Beneficiary to whom benefits under this Plan shall be paid in the event of the Participant's death prior to the total distribution of his Benefit Account Balances under the Plan. If the Participant is married and greater than 50 percent of the Benefit Account Balances is designated to a Beneficiary other than the Participant's spouse, such Beneficiary designation must be consented to by the Participant's spouse. Each Beneficiary designation must be in written form prescribed by the Company and will be effective only when filed with the Company during the Participant's lifetime. The Company shall acknowledge, in writing, receipt of each Beneficiary designation form.

9.2
Changing Beneficiary Designation A Participant shall have the right to change the Beneficiary designation, subject to spousal consent under the provisions of Article 10.1, without the consent of any designated Beneficiary by filing a new Beneficiary designation with the Company. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

9.3
Discharge of Company Obligation Both the Company and the Committee shall be entitled to rely on the Beneficiary designation last filed by the Participant prior to his death. Any payment made in accordance with such designation shall fully discharge the Company and the Committee from all further obligations with respect to the Participant’s rights in the Plan.

9.4
Minor or Incompetent Beneficiaries If a Beneficiary entitled to receive benefits under the Plan is a minor or a person declared incompetent, the Committee may direct payment of such benefits to the guardian or legal representative of such minor or incompetent person. The Committee may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of any Plan benefits. Such distribution shall completely discharge the Committee and the Company from all liability with respect to such payments.

9.5
Effect of No Beneficiary Designation If no Beneficiary designation is in effect at the time of the Participant's death, or if the named Beneficiary predeceased the Participant, then the Beneficiary shall be: (a) the surviving spouse; (b) if there is no surviving spouse, then his issue per stirpes; or (c) if no surviving spouse or issue, then his estate.

9.6
Beneficiary’s Beneficiaries If a Participant’s Beneficiary receiving benefit payments under the provisions of the Plan dies prior to the completion of the benefit payment periods, the Participant’s benefit payments will continue to be paid through the end of the benefit payment periods previously elected by the Participant, to the Beneficiary’s Beneficiary, if any, or the applicable estate.

ARTICLE 10
GENERAL

10.1
Payment Obligation Amounts payable to a Participant or Beneficiary shall be paid exclusively from the general assets of the Company or from the assets of a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code, established for use in funding executive compensation arrangements and commonly known as a “rabbi trust.”

10.2	Limitation or Payment Obligation The Company shall have no obligation under the Plan to a Participant or a Participant's Beneficiary, except as provided in this Master Plan Document.

10.3	Furnishing Information The Participant or Beneficiary shall cooperate in furnishing all information requested by the Company to facilitate the payment of his Benefit Account Balances.

10.4	Unsecured General Creditor Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Plan. Any and all of the Company assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan (and the Trust Funds described in Article 10.7) be unfunded for purposes of the Code.

10.5
Withholding There shall be deducted from each payment made under the Plan or other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment under this Plan. The Company shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6
Continued Tenure The Company is without power to lawfully assure a Participant continued tenure as a Director, and nothing herein constitutes a contract of continuing Directorship between the Company and the Participant.

10.7
Trusts The Company may maintain one or more Trust Funds to finance all or a portion of the benefits under the Plan by entering into one or more Trust Agreements. Any Trust Agreement is designated as, and shall constitute, a part of the Plan, and all rights which may accrue to any person under the Plan shall be subject to all the terms and provisions of such Trust Agreement. A Trustee shall be appointed by the Committee or the Board of Directors and shall have such powers as provided in the Trust Agreement. The Committee or the Board of Directors may modify any Trust Agreement, in accordance with its terms, to accomplish the purposes of the Plan and appoint a successor Trustee under the provisions of such Trust Agreement. By entering into such Trust Agreement, the Committee or the Board of Directors may vest in the Trustee, or in one or more investment managers (as defined in ERISA) the power to manage and control the Trust Fund. Committee authority under the provisions of this Article 10.7 will cease upon the occurrence of a Change in Control.

10.8
No Assignment To the maximum extent permitted by law, no interest or benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

ARTICLE 11
TERMINATION, AMENDMENT OR MODIFICATION OF THE PLAN

11.1
Plan Amendment To the extent permitted by the IRC and related regulations, the Board of Directors may at any time, and without notice, amend or modify the Plan in whole or in part; provided, however, that (a) no amendment or modification shall be effective to decrease or restrict (i) the amount of interest to be credited to a Participant’s Account Balances under the provisions of the Plan, (ii) the benefits the Participant qualifies for or may elect to receive under the provisions of the Plan, or (iii) benefit payments to Participants or Beneficiaries once such payments have commenced, and (b) effective January 1, 2005, no amendment or modification of this Article 11, Article 12, or Article 13 of the Plan shall be effective except to the extent both the Committee and the Board of Directors deems necessary to comply with applicable law.

11.2	Plan Termination The Board of Directors shall not terminate the Plan until all benefits owed to the Participants and Beneficiaries have been paid in full.

11.3
Bankruptcy To the extent permitted under code Section 409A and related Treasury regulations, the Board of Directors shall have the authority, in its sole discretion, to terminate the Plan and distribute each Participant’s Account Balances to the Participant or, if applicable, his or her Beneficiary within twelve months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(a). The total accelerated distribution under this Article 11.3 must be included in a Participant’s gross income in the latest of:

(a)	The calendar year in which the Plan is terminated;

(b)	The calendar year in which the Participant’s Account Balances are no longer subject to a substantial risk of forfeiture; or

(c)	The calendar year in which distribution of the Participant’s Account Balances is administratively practicable.

11.4
Partial Plan Termination The Board of Directors may partially terminate the Plan by instructing the Company not to accept any additional Deferral commitments. In the event of a partial termination, the remaining provisions of the Plan shall continue to operate and be effective for all Participants in the Plan, as of the date of such partial termination. Any such instructions and any reinstatement of the Plan shall be implemented in accordance with the IRC and related regulations.

ARTICLE 12
ADMINISTRATION OF THE PLAN

12.1
Committee Duties Except as otherwise provided in this Article 12, and subject to Article 13, the general administration of the Plan, as well as construction and interpretation thereof, shall be vested in the Committee. Members of the Committee may be Participants under the Plan. Specifically, the Committee shall have the discretion and authority to: (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan; and (b) decide or resolve any and all questions including interpretations of the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. The number of members of the Committee shall be established by, and the members shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors.

12.2
Administration after a Change in Control Upon and after a Change in Control, the administration of the Plan shall be vested in a Third Party Fiduciary, as provided for herein and pursuant to the terms of a Third Party Fiduciary Services Agreement. Any Third Party Fiduciary Services Agreement is designated as, and shall constitute, a part of the Plan. The Third Party Fiduciary shall also have the discretion and authority to: (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan; and (b) decide or resolve any and all questions including interpretation of the Plan and the Trust Agreement. Except as otherwise provided for in any Trust Agreement, the Third Party Fiduciary shall have no power to direct the investment of Plan or Trust Funds or select any investment manager or custodial firm for the Plan or Trust Agreement. The Company shall pay all reasonable administrative expenses and fees of the Third Party Fiduciary when it acts as the administrator of the Plan or pursuant to

Article 13. The Third Party Fiduciary may not be terminated by the Company without the consent of at least 50 percent of the Participants in the Plan.

12.3
Agents In the administration of the Plan, the Committee or the Third Party Fiduciary, as the case may be, may from time to time employ such agents, consultants, advisors, and managers as it deems necessary or useful in carrying out its duties as it sees fit (including acting through a duly authorized representative) and may from to time to time consult with counsel to the Company.

12.4
Binding Effects of Decisions The decision or action of the Committee or the Third Party Fiduciary, as the case may be, with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan (and the Trust Agreement to the extent provided for in Article 12.2) and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons or entities having any interest in the Plan.

12.5
Indemnity by Company The Company shall indemnify and save harmless each member of the Committee, the Third Party Fiduciary, and any employee of the Company to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses, and liabilities arising from any action or failure to act with respect to the Plan, except in the case of fraud, gross negligence, or willful misconduct by the Committee, any of its members, the Third Party Fiduciary, or any such employee.

12.6
Cooperation – Providing Information To enable the Committee and the Third Party Fiduciary to perform their functions, the Company shall supply full and timely information to the Committee and the Third Party Fiduciary, as the case may be, on all matters relating to the compensation of all Participants, their Retirement, death or other cause for Termination of Service, and such other pertinent facts as the Committee or the Third Party Fiduciary may require.

12.7
Unforeseeable Emergencies In the event of an Unforeseeable Emergency, the Committee or the Third Party Fiduciary, as the case may be, may in its sole discretion, permit distribution to a Participant or Beneficiary from this Plan an amount no greater than the amount necessary to satisfy the Unforeseeable Emergency plus any taxes reasonably anticipated as a result of the distribution; or permit a Participant to cancel his or her Deferral election for the applicable Plan Year in accordance with applicable Treasury regulations without an accompanying distribution from his or her Account Balances. A Participant’s current Deferral election, if any, shall automatically terminate upon such Participant’s receipt of a withdrawal under this Article 12.7. To the extent such a Participant again becomes eligible to elect Deferrals in accordance with the terms of the Plan, any subsequent Deferral elections made by the Participant must be made in accordance with the provisions of Article 3.

ARTICLE 13
CLAIMS PROCEDURE

13.1
Presentation of Claims Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for determination with respect to benefits available to such Claimant from the Plan. The claim must state with particularity the determination desired by the Claimant.

13.2	Notification of Decision The Committee shall consider a claim and notify the Claimant within 90 calendar days after receipt of a claim in writing:

(a)	That the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)
That the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant: (i) the specific reason(s) for the denial of the claim, or any part thereof; (ii) the specific reference(s) to pertinent provisions of the Plan upon which the denial was based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and (iv) an explanation of the claim review procedure set forth in Article 13.3.

13.3
Review of a Denied Claim Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Third Party Fiduciary a written request for a review of the denial of the claim. Thereafter, the Claimant (or the Claimant’s duly authorized representative) may review pertinent documents, submit written comments or other documents, and request a hearing, which the Third Party Fiduciary, in its sole discretion, may grant.

13.4
Decision on Review The Third Party Fiduciary shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of a denial, unless a hearing is held or other special circumstances require additional time, in which case the Third Party Fiduciary’s decision must be rendered within 120 calendar days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain: (a) the specific reason(s) for the decision; (b) the specific reference(s) to the pertinent Plan provisions upon which the decision was based; and (c) such other matters as the Third Party Fiduciary deems relevant.

13.5	Legal Action A Claimant’s compliance with the foregoing provisions of this

Article 13 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

ARTICLE 14
MISCELLANEOUS

14.1	Notices Any notice given under the Plan shall be in writing and shall be mailed or delivered to:

SOUTHWEST GAS CORPORATION
Directors Deferral Plan
Administrative Committee (LVB-283)
P. O. Box 98510
Las Vegas, NV 89193-8510

and

Wachovia Bank, N.A.
One West Fourth Street
Winston-Salem, NC 27101

14.2
Assignment The Plan shall be binding upon the Company and any of its successors and assigns, and upon a Participant, a Participant's Beneficiary, and their assigns, heirs, executors and administrators.

14.3	Governing Law Except to the extent that federal law applies, the Plan shall be governed by and construed under the laws of the State of Nevada.

14.4	Headings Headings in this Master Plan Document are inserted for convenience of reference only. Any conflict between such headings and the text shall be resolved in favor of the text.

14.5	Gender and Number Masculine pronouns wherever used shall include feminine pronouns and when the context dictates, the singular shall include the plural.

14.6
Severability In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

IN WITNESS WHEREOF, the Company has executed this Amended and Restated Master Plan Document to be effective November 14, 2018.

SOUTHWEST GAS CORPORATION

By /s/ John P. Hester__________________
John P. Hester
President and Chief Executive Officer

Date November 14, 2018

November 2018